FIRST AMENDMENT TO NOVEMBER 4, 2015
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO THE NOVEMBER 4, 2015 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 27, 2017, by and between Masimo Corporation, a Delaware corporation (the “Company”), and Joe Kiani (the “Executive”).
RECITALS
A.    The Executive is the founder of the Company and has been its Chairman of the Board and Chief Executive Officer (“CEO”) since its inception. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contributions as Chairman of the Board and CEO have been instrumental to the success of the Company. The Executive and the Company entered into an amended and restated employment agreement dated November 4, 2015 (the “Agreement”). The Board and the Executive desire to amend the Agreement pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity and to compensate him therefor.
B.    The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders.
C.    The Board has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage his continued attention and dedication to his assigned duties.
D.    The Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company pursuant to the terms and conditions of the Agreement, as amended by this Amendment.
NOW, THEREFORE, in consideration of the premises, the mutual promises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree that the Agreement is amended as follows:

1.	Section 5.2 of the Agreement is deleted and replaced with the following:
BONUS. The Executive shall be eligible to receive a target annual bonus equal to one-hundred percent (100%) of his Base Salary based on the Company’s performance against the performance criteria established by the Board (or designated committee) under the Company’s annual incentive plan for officers, and such annual bonus shall not be subject to positive discretion to increase his annual bonus above that determined based on performance against the performance criteria; provided that the Executive’s annual bonus shall not exceed two hundred percent (200%) of his Base Salary for such year.

2.	Section 5.3 of the Agreement is deleted and replaced with the following:
STOCK OPTIONS AND RELATED INCENTIVE PLANS. The Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans. During each fiscal year during the Employment Period after fiscal year 2016, the Executive shall receive equity grants having a value at least consistent with equity grants made to comparable chief executive officers of comparable companies (taking into account revenues, market capitalization and industry).

3.	Section 7.4 of the Agreement is deleted and replaced with the following:
TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder (i) for Good Reason, (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (iii) at any time by giving six (6) months’ written notice to the Company of his intention to terminate. For purposes of this Agreement, “Good Reason” shall mean (A) except in connection with a termination of the Executive’s employment for Cause, any diminution in the Executive’s responsibilities, duties and authority set forth in Section 2 hereof, whether due to the assignment to the Executive of any responsibilities, duties or authority that constitute such a diminution or otherwise, including (i) the Executive ceasing to serve as a Chief Executive Officer of the Company or (ii) the Executive ceasing to serve as the Chairman of the Board of the Company or the designation of any director other than the Executive as the lead director of the Board, (B) a reduction in the Executive’s rate of compensation or a reduction in the Executive’s fringe benefits or any other failure by the Company to comply with Section 5 hereof, (C) any failure by the Company to comply with Section 4 hereof, (D) the provision of a Notice of Non-Renewal by the Company, (E) a “Change in Control,” as that term is defined in Section 9 hereof, triggered as a result of clause (iii) thereof dealing with change in Board composition, or (F) if, following, or in connection with, a “Change in Control,” as that term is defined in Section 9 hereof, triggered as a result of clauses (i) or (ii) thereof, (x) the highest level parent entity holding, directly or indirectly, majority voting control of the Company following the relevant transaction (the “Acquirer Parent”), is not a publicly-traded entity, (y) the Executive does not become, or the Executive is removed from the position of (other than due to a removal in connection with a termination of employment under Sections 7.1, 7.2 or 7.3 hereof), the Chief Executive Officer and Chairman of the Board of Directors of the Acquirer Parent, with such position being, in all events, on terms and conditions (embodied in an employment agreement) reasonably acceptable to the Executive, it being agreed that terms and conditions of employment that provide for total compensation having a value comparable to the total compensation paid to comparable chief executive officers of companies comparable to the Acquirer Parent (taking into account revenues, market capitalization and industry) shall be reasonable, without considering any payments or benefits provided to the

Executive pursuant to this Agreement, or (z) any director other than the Executive is designated as the lead director of the Board of Directors of the Acquirer Parent; provided that, in each case of clauses (A), (B), (C), (E) and (F) above, “Good Reason” shall not be deemed to exist unless (x) the Executive provides the Company a Notice of Termination within two (2) years following the initial occurrence of such event, (y) the Company fails to cure the event giving rise to Good Reason within thirty (30) days following its receipt of such Notice of Termination (the “Cure Period”) and (z) the Executive’s resignation for Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

4.	Section 8.4(iii) of the Agreement is deleted and replaced with the following:
(iii)    Other Payments.
(1)On November 4, 2015, the Company granted the Executive a one-time grant of 2,700,000 restricted share units (“RSUs”) (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) under the Masimo Corporation 2007 Stock Incentive Plan and a restricted share unit award agreement dated as of November 4, 2015 (the “Award Agreement”). Except as provided in Section 8.4(iii)(3) below, each RSU shall vest effective as of immediately prior to a Qualifying Termination (the “Vesting Date”) during the Employment Period. Each RSU shall represent the right to receive, on the tenth (10th) day following the Vesting Date (subject to Section 8.6 hereof), one share of common stock of the Company (“Common Stock”). Notwithstanding the foregoing, the Board, in its sole discretion, may accelerate the vesting of some or all of the RSUs at any time prior to the Vesting Date, provided that payment of the RSUs accelerated in accordance with this sentence shall be made in shares of Common Stock on the (10th) day following the date of the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A−1(h) (subject to Section 8.6 hereof). In the event of any inconsistency between the terms of this Agreement and the Award Agreement or the Plan, the terms of this Agreement shall govern.
(2)Upon a Qualifying Termination, the Company shall pay to the Executive in a single lump sum on the sixtieth (60th) day following the Executive’s termination of employment (subject to Section 8.6 hereof) a cash amount equal to thirty-five million dollars ($35,000,000) (the “Cash Payment”). The Cash Payment (the “Non-Competition Payment”) is being paid to the Executive in consideration of the Executive’s agreement to comply with Sections 1 and 11 of the Restrictive Covenant Agreement and shall be subject to repayment to the Company in the event of a final determination by the Superior Court of California for the County of Orange that the Executive has materially breached such covenants. The Company agrees that the Non-Competition Payment constitutes reasonable compensation under Section 280G(b)(4)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(3)Upon the occurrence of a Change in Control prior to a Qualifying Termination, the RSUs and Cash Payment shall vest in equal installments on the first two anniversaries of the date of such Change in Control (each, a “Retention Vesting Date”), subject to the Executive’s continuous employment through each applicable Retention Vesting Date, provided that if the Executive’s employment terminates due to a Qualifying Termination or pursuant to Sections 7.1 (Death) or 7.2 (Disability) hereof prior to the final Retention Vesting Date, any remaining unvested portions of the RSUs and Cash Payment shall immediately vest effective as of the date of such termination of employment. Payment of the RSUs that vest in accordance with this Section shall be made in shares of Common Stock on the (10th) day following the date of the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A−1(h) (subject to Section 8.6 hereof). The Cash Payment that vests in accordance with this Section shall be paid on the date of the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A−1(h) (subject to Section 8.6 hereof). Notwithstanding the foregoing, as soon as practicable following the final Retention Vesting Date, the service recipient shall use commercially reasonable efforts to accelerate payment of the RSUs and Cash Payment in accordance with the “plan termination” rules set forth in Treasury Regulation Section 1.409A−3(j)(4)(ix), in a manner designed to provide for earliest possible payment without any accelerated taxation or penalties by reason of Section 409A of the Code. In addition, upon the occurrence of a Change in Control prior to a Qualifying Termination, the Executive’s stock options and other equity awards (if any) shall vest in in accordance with their terms but in no event later than in two equal installments on each Retention Vesting Date, subject to the Executive’s continuous employment through each applicable Retention Vesting Date.

5.	The second to last sentence of Section 8.4(iv) of the Agreement is deleted and replaced with the following:
In the event the Executive’s employment is not terminated on or prior to the fifth anniversary of the Change in Control in a manner entitling him to the Benefits, the amounts held in the Trust shall revert to the Company, provided that such reversion shall have no effect on the Executive’s continuing entitlement to receive the Benefits in accordance with this Section 8.4.

6.	Each instance of the words “twelve (12)” appearing in clause (iii) of Section 9 of the Agreement shall be replaced with the words “twenty-four (24)”.

7.	The last sentence of Section 17 (Survival) of the Agreement is deleted and replaced with the following:
For the sake of clarity, all payments and benefits that may become owing as a result of the specified terminations or other vesting events shall only be due and become owing for terminations or other vesting events that occur during the Employment Period as then in effect without regard to any termination of employment but shall be owing and paid regardless of whether the Employment Period has ended prior to such payments having been completed.

8.
PERMITTED DISCLOSURES. Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement or the Restrictive Covenant Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Nothing in this Agreement, the Restrictive Covenant Agreement or any agreement the Executive has with the Company shall prohibit or restrict the Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

9.
ENTIRE AGREEMENT; REFERENCES. Other than as specifically amended, the Agreement will remain in full force and effect, provided that any section references contained in the Agreement shall be updated as necessary to reflect the provisions of this Amendment. References to “this Agreement” in the Agreement shall refer to the Agreement, as amended by this Amendment.

10.
INTERPRETATION. This Amendment shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Company at the direction of the Compensation Committee of the Board has caused this Amendment to be executed as of the day and year first above written.

“Company”	MASIMO CORPORATION

By:	/s/ CRAIG REYNOLDS
Name:	Craig Reynolds
Its:	Chairperson of the Compensation Committee of the Board of Directors

“Executive”	/s/ JOE KIANI
Joe Kiani
Its:	Chairman of the Board & CEO

[Signature Page to First Amendment to Amended and Restated Employment Agreement]